EXHIBIT 99.1

Exponent Reports First Quarter of Fiscal Year 2020 Financial Results

MENLO PARK, Calif., April 30, 2020 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq: EXPO) today reported financial results for the first quarter of fiscal year 2020 ended April 3, 2020.

“We are pleased to report another strong first quarter with year over year growth in revenues and earnings.  Business restrictions related to the novel coronavirus impacted our Asian operations starting in late January, and certain areas of our European and United States operations in the second half of March. Exponent is addressing the challenges associated with COVID-19 with the same seriousness, intellectual rigor, and fact-based analysis that we have employed for over 50 years. We are focused on three things: the health and safety of our people, demonstrating leadership by continuing to solve our clients’ most pressing problems, and delivering value to shareholders,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“Our unique capabilities, dedicated team of scientific experts, adaptable business model and highly diversified client base shape Exponent’s leading market position. Despite the expected near-term headwinds in some areas of our business, we are serving many essential industries and we entered this crisis in a position of business and financial strength. We ended the quarter with $152 million in cash, cash equivalents and short-term investments, no debt, and reiterated our intent to continue quarterly dividends. Exponent has a long history and a strong track record of delivering for all of our stakeholders amid macroeconomic turbulence. We are confident in the resiliency of our business and our ability to deliver growth over the long term, as society continues to focus on safety, health, sustainability, and reliability,” continued Dr. Corrigan.

First Quarter Financial Results

Total revenues and revenues before reimbursements grew 7% in the first quarter of 2020. Total revenues were $106 million, as compared to $99 million in the same period a year ago. Revenues before reimbursements were $99.7 million as compared to $93.4 million in the first quarter of 2019.

Net income increased to $26.3 million, or $0.49 per diluted share, in the first quarter of 2020, as compared to $22.7 million, or $0.42 per diluted share, in the same period of 2019.  The tax benefit for the classification of tax adjustments associated with share-based awards realized in the first quarter of 2020 was $8.8 million, as compared to $5.7 million in the first quarter of 2019.

EBITDA1 increased to $25.0 million, as compared to $23.9 million in the first quarter of 2019.

In the first quarter, Exponent paid $10.3 million in dividends, repurchased $40 million in common stock and closed the period with $152 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced a $0.19 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented 80% of the Company’s first quarter net revenues. Net revenues in this segment grew 6% in the first quarter, as compared to 2019. This segment had notable performances in its biomedical, mechanical engineering, vehicle engineering, and biomechanics practices. Multinational companies across industries engaged Exponent’s interdisciplinary teams of world-class consultants for scientific expertise and risk assessments.

Exponent’s environmental and health segment represented 20% of the Company’s first quarter net revenues. Net revenues in this segment increased 8% in the first quarter, as compared to 2019. Within this segment, the chemical regulation and food safety practice continued to grow as Exponent’s scientists evaluated the effects of chemicals and new products on human health and the environment.

Management Commentary and Response to COVID-19

Our employees have been working from home since the initiation of shelter in place orders, with the exception of laboratory and inspection activities for essential businesses. Our business continuity plan and robust infrastructure have empowered productive remote work from day one. Our business development process has evolved to adapt to a remote working environment and new engagements continue to be initiated by inbound client communication based on our reputation and long-standing relationships.

We continue to see strong demand for utility integrity management services, as clients focus on power reliability while their customers are asked to stay at home. Preparation for fire season is an additional market driver in this sector. Our chemical regulation and food safety services represent an ongoing area of strength, as clients must continue to comply with complex regulations as they distribute products around the world.

In parallel with these areas of strength, we have seen slowing of a portion of our litigation support projects due to courthouse closures and associated legal delays. However, courts are beginning to utilize technology to hold virtual hearings and trials. Travel restrictions are delaying work that requires inspection of a site or a product that cannot be shipped, but as restrictions begin to ease, Exponent’s broad geographic footprint will be a competitive advantage as it puts our consultants within driving distance of many locations. The pandemic has also temporarily paused our user studies, but we are actively adapting the study designs and implementing processes and technologies so that we can restart them as quickly as possible, while focusing on the health and safety of our participants and employees.

Our scientific experts are more committed than ever to delivering actionable thought leadership, especially where it can help to manage and mitigate risk associated with the COVID-19 pandemic. Our interdisciplinary teams are addressing questions about occupational health and safety, development and regulation of new medical devices, disinfectants and personal protective equipment, global supply chain optimization, insurance claims and litigation.

Business Outlook

Exponent’s fundamentals are sound and our market drivers are strong, despite uncertainties surrounding how and over what timeframe each region will relax business restrictions and physical distancing requirements. Clients continue to retain Exponent for our scientific expertise and sound advice, but the rate of new project engagements has slowed. With our talented workforce intact, we are well-positioned to execute on paused work and the anticipated acceleration of new work as business restrictions are eased.

“The COVID-19 pandemic has caused revenues for the first three weeks of the second quarter to decline approximately 15% to 20% as compared to the same period last year. As business restrictions continue, there could be further reduction to our revenues in the short term,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer. “We cannot reliably provide revenue and earnings guidance at this time due to the high degree of uncertainty surrounding business, travel and physical distancing restrictions.”

“What remains evident is that society continues to raise its expectations for safety, health, sustainability and reliability, and that products and processes continue to grow in their technological complexity. These market drivers have powered Exponent’s growth for over 50 years, and have led to increased demand for our interdisciplinary solutions despite periods of macroeconomic turbulence. We remain focused on developing and retaining our exceptional talent to ensure that we are ahead of the curve and increasing our value in the marketplace. We remain committed to our mission and are highly confident in the long-term health of our business,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, April 30, 2020, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (800) 239-9838 or (323) 794-2551. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820 and entering passcode 9111794#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's interdisciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words "intend," "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the COVID-19 pandemic (including factors relating to measures implemented by governmental authorities or by us to promote the safety of our employees, vendors and clients; other direct and indirect impacts on our business and the businesses of our clients, vendors and other partners; impacts which may, among other things, adversely affect our clients’ ability to utilize our services at the levels they have previously; disruptions of access to our facilities or those of our clients or third parties; and increased and potentially significant economic uncertainty and volatility, including credit and collectability risks and potential disruptions of capital and credit markets), the possibility that the demand for our services may decline as a result of changes in generally applicable and industry-specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10-K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

 Source: Exponent, Inc.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended April 3, 2020 and March 29, 2019
(unaudited)
(in thousands, except per share data)

	Quarters Ended
	April 3,	March 29,
	2020	2019

Revenues
Revenues before reimbursements	$99,720	$93,401
Reimbursements	6,233	5,630

Revenues	105,953	99,031

Operating expenses
Compensation and related expenses	49,985	65,093
Other operating expenses	8,216	8,008
Reimbursable expenses	6,233	5,630
General and administrative expenses	5,531	4,546

	69,965	83,277

Operating income	35,988	15,754

Other income
Interest income, net	875	1,055
Miscellaneous income, net	(12,808)	6,513
	(11,933)	7,568

Income before income taxes	24,055	23,322

Income taxes	(2,227)	610

Net income	$26,282	$22,712

Net income per share:
Basic	$0.50	$0.43
Diluted	$0.49	$0.42

Shares used in per share computations:
Basic	52,575	52,536
Diluted	53,657	53,814

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
April 3, 2020 and January 3, 2020
(unaudited)
(in thousands)

	April 3,	January 3,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$105,594	$176,436
Short-term investments	46,449	55,165
Accounts receivable, net	127,212	120,138
Prepaid expenses and other assets	14,141	12,305
Total current assets	293,396	364,044
Property, equipment and leasehold improvements, net	60,840	61,587
Operating lease right-of-use asset	21,500	23,003
Goodwill	8,607	8,607
Other assets	99,320	106,170
	$483,663	$563,411

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$14,038	$18,583
Accrued payroll and employee benefits	45,729	86,723
Deferred revenues	11,684	12,710
Operating lease liability	5,648	5,944
Total current liabilities	77,099	123,960
Other liabilities	66,823	71,042
Operating lease liability	16,244	18,158
Total liabilities	160,166	213,160

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	257,389	244,935
Accumulated other comprehensive loss	(3,265)	(1,760)
Retained earnings	395,646	384,668
Treasury stock, at cost	(326,339)	(277,658)
Total stockholders' equity	323,497	350,251
	$483,663	$563,411

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended April 3, 2020 and March 29, 2019
(unaudited)
(in thousands)

	Quarters Ended
	April 3,	March 29,
	2020	2019

Net Income	$26,282	$22,712

Add back (subtract):

Income taxes	(2,227)	610
Interest income, net	(875)	(1,055)
Depreciation and amortization	1,786	1,590

EBITDA (1)	24,966	23,857

Stock-based compensation	6,138	5,731

EBITDAS (1)	$31,104	$29,588

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.